Exhibit 99.2

KOIL Energy Appoints New Member to Its Board of Directors

April 22, 2025

HOUSTON, April 22, 2025 (GLOBE NEWSWIRE) -- Koil Energy Solutions, Inc. (OTCQB: KLNG), (the "Company") today announced that Mr. Mads Andersen has been elected to its Board of Directors as an independent, non-executive director, effective today.

Mr. Andersen is the CEO of the Norway based energy services company Aibel ASA with five thousand employees and an annual revenue of US$ 1,5 Billion. He has more than three decades of experience from the international oil & gas and energy services industry. Most recent roles include Divisional President in OneSubsea (SLB) and Executive Vice President in Aker Solutions. Mr. Andersen holds a master’s degree in mechanical engineering from the University of Glasgow, Scotland.

Mark Carden, KOIL Energy’s Chairman of the Board, stated, "We are pleased to welcome Mr. Andersen to KOIL Energy’s Board. Our growth strategy and international ambitions will be strengthened by his successes as an experienced CEO and Senior Executive in international companies. His advice on international business development, growth strategy and M&A will be very valuable for KOIL Energy."

KOIL Energy is a leading energy services company offering subsea equipment and support services to the world's energy and offshore industries.

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